                           ALPINE LIFE INSURANCE COMPANY
                         Hartford, Connecticut  06104-2999
              (a stock insurance company, herein called the "Company")

Will pay the Death Proceeds to the Beneficiary upon receipt of due proof of the Insured's death while this policy was in force.

Signed for the Company

    /s/LYNDA GODKIN                      /s/LOWNDES A. SMITH
       -----------------------              ----------------------------
       Lynda Godkin, SECRETARY              Lowndes a. Smith, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us.

                              RIGHT TO EXAMINE POLICY
We want You to be satisfied with the policy You have purchased. We urge You to examine it closely. If, for any reason, You are not satisfied, You may deliver or mail the policy to Us or to the agent from whom it was purchased anytime during Your free look period. Your free look period begins on the day You receive Your policy and ends on the latest of: (a) ten days after You receive it, (b) 45 days after You sign the application, and (c) ten days after We mail You the Notice of Withdrawal Right. In such event, the policy will be rescinded and We will pay an amount equal to the greater of the premiums paid for the policy, less any indebtedness, or the sum of (i) the Account Value, less any indebtedness, on the date the returned policy is received by Us or the agent from whom it was purchased and, (ii) any deductions under the policy or by the Funds for taxes, charges, or fees.

                   CASH SURRENDER VALUE PAYABLE ON MATURITY DATE
                          DEATH PROCEEDS PAYABLE AT DEATH
                                 NON-PARTICIPATING

THE DEATH PROCEEDS AND CASH VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. SEE PAGE 6 FOR A DESCRIPTION OF THE DEATH BENEFIT.


                          MODIFIED SINGLE PREMIUM VARIABLE
                               LIFE INSURANCE POLICY









VL-ALPINE SAMPLE                                              PRINTED IN U.S.A.

                                 TABLE OF CONTENTS


                                                                         PAGE

    Policy Specifications                                                  3

    Definitions                                                            5

    Death Benefit                                                          6

    Premiums                                                               7

    Valuation Provisions                                                   8

    Account Value, Cash Value, and Cash Surrender Value                    9

    Monthly Deduction Amount                                              10

    Annual Maintenance Fee                                                11

    Transfers                                                             11

    Termination and Maturity Date                                         12

    Reinstatement                                                         13

    Full Surrender                                                        13

    Partial Surrenders, Annual Withdrawal Amount, and Surrender Charges   13

    Policy Loans                                                          14

    Payments by Us                                                        15

    Taxation                                                              15

    The Contract                                                          16

    Ownership and Beneficiary                                             17

    Exchange Option                                                       18

    Income Settlement Options                                             18


VL-ALPINE SAMPLE                    Page 2                    PRINTED IN U.S.A.

                               POLICY SPECIFICATIONS


DATE OF ISSUE:  [JULY 25, 1997]  INSURED:                             [JOHN DOE]

POLICY DATE:    [MAY 15, 1997]   ISSUE AGE/SEX:                        [35 MALE]

SCHEDULED
MATURITY DATE:  [MAY 15, 2062]   INSURANCE CLASS:                    [PREFERRED]

POLICY NUMBER:  [SPVL12345]      INITIAL FACE AMOUNT:                 [$100,000]

OWNER:          [JOHN DOE]       INITIAL PREMIUM:                      [$14,500]

BENEFICIARY:    [MARY DOE]       INITIAL GUIDELINE PREMIUM PERCENTAGE:    [100%]


SEPARATE ACCOUNT:  ALPINE LIFE INSURANCE COMPANY
                   SEPARATE ACCOUNT TWO

SUBACCOUNT  FUND

[ADVISERS FUND                   HARTFORD ADVISERS FUND, INC.
BOND FUND                        HARTFORD BOND FUND, INC.
CAPITAL APPRECIATION FUND        HARTFORD CAPITAL APPRECIATION FUND, INC.
DIVIDEND AND GROWTH FUND         HARTFORD DIVIDEND AND GROWTH FUND, INC.
INDEX FUND                       HARTFORD INDEX FUND, INC.
INTERNATIONAL ADVISERS FUND      HARTFORD INTERNATIONAL ADVISERS FUND, INC.
INTERNATIONAL OPPORTUNITIES FUND HARTFORD INTERNATIONAL OPPORTUNITIES FUND, INC.
MIDCAP FUND                      HARTFORD MIDCAP FUND, INC.
MONEY MARKET FUND                HVA MONEY MARKET FUND, INC.
MORTGAGE SECURITIES FUND         HARTFORD MORTGAGE SECURITIES FUND, INC.
SMALL COMPANY FUND               HARTFORD SMALL COMPANY FUND, INC.
STOCK FUND                       HARTFORD STOCK FUND, INC.]

OR OTHER FUNDS AS MAY BE MADE AVAILABLE FROM TIME TO TIME.


INITIAL ALLOCATION OF NET PREMIUMS:  MONEY MARKET SUBACCOUNT   100%


VL-ALPINE SAMPLE                    Page 3                    PRINTED IN U.S.A.

                               POLICY SPECIFICATIONS


                     TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
               AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000

                MINIMUM          MAXIMUM                    MINIMUM          MAXIMUM                    MINIMUM         MAXIMUM
                 DEATH           COST OF                     DEATH           COST OF                     DEATH          COST OF
     ATT        BENEFIT         INSURANCE        ATT        BENEFIT         INSURANCE        ATT        BENEFIT        INSURANCE
     AGE        PERCENT           RATE           AGE        PERCENT           RATE           AGE        PERCENT          RATE
     35         250.00            0.1442         57         142.00            0.9133         79         106.00           6.0592
     36         250.00            0.1817         58         138.00            0.9625         80         105.00           6.6650
     37         250.00            0.1983         59         134.00            1.0150         81         105.00           7.3525
     38         250.00            0.2175         60         130.00            1.0775         82         105.00           8.1342
     39         250.00            0.2383         61         128.00            1.1558         83         105.00           9.0367
     40         250.00            0.2633         62         126.00            1.2567         84         105.00           10.0150
     41         243.00            0.2900         63         124.00            1.3792         85         105.00           11.0542
     42         236.00            0.3167         64         122.00            1.5158         86         105.00           12.1458
     43         229.00            0.3433         65         120.00            1.6600         87         105.00           13.2792
     44         222.00            0.3700         66         119.00            1.8067         88         105.00           14.4600
     45         215.00            0.3983         67         118.00            1.9483         89         105.00           15.6875
     46         209.00            0.4275         68         117.00            2.0917         90         105.00           17.0483
     47         203.00            0.4575         69         116.00            2.2475         91         104.00           18.5133
     48         197.00            0.4900         70         115.00            2.4317         92         103.00           20.1383
     49         191.00            0.5258         71         113.00            2.6650         93         103.00           22.0467
     50         185.00            0.5642         72         111.00            2.9508         94         103.00           24.6025
     51         178.00            0.6050         73         109.00            3.2908         95         102.00           28.4183
     52         171.00            0.6517         74         109.00            3.6783         96         102.00           34.4900
     53         164.00            0.7033         75         108.00            4.1017         97         101.00           44.7700
     54         157.00            0.7558         76         107.00            4.5517         98         101.00           61.9967
     55         150.00            0.8100         77         107.00            5.0217         99         101.00           83.3333
     56         146.00            0.8633         78         106.00            5.5183

THE MINIMUM BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE.

THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED 100% OF THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY.

POLICY LOAN INTEREST RATE: 6.00%

VL-ALPINE SAMPLE                    Page 4                    PRINTED IN U.S.A.

                               POLICY SPECIFICATIONS

                                   POLICY CHARGES


                          DEDUCTIONS FROM PREMIUM PAYMENTS
                          --------------------------------

TYPE OF CHARGE                        PERCENT OF PREMIUMS PAID

FEDERAL TAX                           0.00%
PREMIUM TAX                           0.00%


                           DEDUCTIONS FROM ACCOUNT VALUE
                           -----------------------------

TYPE OF CHARGE                           POLICY YEARS       CHARGE (IN DOLLARS)
                                                            OR PERCENT OF VALUE

ANNUAL MAINTENANCE FEE                    ALL                $30    (1)

FEDERAL TAX ANNUAL RATE                   1-10                0.15% (2)

PREMIUM TAX ANNUAL RATE                   1-10                0.25% (2)

ADMINISTRATION ANNUAL RATE                ALL                [0.25%](2)

MORTALITY AND EXPENSE                     1-10                0.90% (2)

RISK ANNUAL RATE                          11+                 0.50% (2)

(1) THE ANNUAL CONTRACT MAINTENANCE FEE IS A SINGLE CHARGE ON A CONTRACT. IT IS DEDUCTED PROPORTIONALLY FROM THE INVESTMENT OPTIONS IN USE AT THE TIME OF THE CHARGE. IT IS APPLIED ONLY IN CASES WHERE THE ACCOUNT VALUE FOR THE ENTIRE CONTRACT IS LESS THAN $50,000.

(2) CHARGES DEDUCTED MONTHLY BASED ON ACCOUNT VALUE.


                       UNAMORTIZED TAX CHARGE UPON SURRENDER
                     AS A PERCENTAGE OF THE AMOUNT SURRENDERED
                     -----------------------------------------

POLICY YEAR                 RATE                 POLICY YEAR               RATE
     1                      2.25%                     6                    1.00%
     2                      2.00%                     7                    0.75%
     3                      1.75%                     8                    0.50%
     4                      1.50%                     9                    0.25%
     5                      1.25%                     10+                  0.00%


VL-ALPINE SAMPLE                    Page 4A                   PRINTED IN U.S.A.

                               POLICY SPECIFICATIONS

                                   POLICY CHARGES
             (ALTERNATE SPEC PAGE - SEE PAGE 11 - TAX EXPENSE CHARGES)

                          DEDUCTIONS FROM PREMIUM PAYMENTS
                          --------------------------------

TYPE OF CHARGE                       PERCENT OF PREMIUMS PAID
FEDERAL TAX                          1.5%
PREMIUM TAX                          2.5%


                           DEDUCTIONS FROM ACCOUNT VALUE
                           -----------------------------

TYPE OF CHARGE                           POLICY YEARS       CHARGE (IN DOLLARS)
                                                            OR PERCENT OF VALUE

ANNUAL MAINTENANCE FEE                   ALL                $30    (1)

FEDERAL TAX ANNUAL RATE                  1-10               0.00%  (2)

PREMIUM TAX ANNUAL RATE                  1-10               0.00%  (2)

ADMINISTRATION ANNUAL RATE               ALL               [0.25%] (2)

MORTALITY AND EXPENSE                    1-10               0.65%  (2)

RISK ANNUAL RATE                         11+                0.50%  (2)

(1) THE ANNUAL CONTRACT MAINTENANCE FEE IS A SINGLE CHARGE ON A CONTRACT. IT IS DEDUCTED PROPORTIONALLY FROM THE INVESTMENT OPTIONS IN USE AT THE TIME OF THE CHARGE. IT IS APPLIED ONLY IN CASES WHERE THE ACCOUNT VALUE FOR THE ENTIRE CONTRACT IS LESS THAN $50,000.

(2) CHARGES DEDUCTED MONTHLY BASED ON ACCOUNT VALUE.


                       UNAMORTIZED TAX CHARGE UPON SURRENDER
                     AS A PERCENTAGE OF THE AMOUNT SURRENDERED
                     -----------------------------------------

POLICY YEAR                 RATE                 POLICY YEAR               RATE
     1                      0.00%                     6                    0.00%
     2                      0.00%                     7                    0.00%
     3                      0.00%                     8                    0.00%
     4                      0.00%                     9                    0.00%
     5                      0.00%                     10+                  0.00%

VL-ALPINE SAMPLE                    Page 4A                   PRINTED IN U.S.A.

                               POLICY SPECIFICATIONS

                                 SURRENDER CHARGES
                                 -----------------

POLICY YEAR                 RATE                 POLICY YEAR               RATE
     1                      7.5%                      6                    4.0%
     2                      7.5%                      7                    4.0%
     3                      7.5%                      8                    2.0%
     4                      6.0%                      9                    2.0%
     5                      6.0%                      10+                  0.0%

SURRENDER CHARGE RATE APPLIED AS A PERCENTAGE OF THE LESSER PREMIUM PAYMENTS OR THE AMOUNT SURRENDERED.


ANNUAL WITHDRAWAL AMOUNT:       THE GREATER OF:
                                (A)  10% OF PREMIUM PAYMENTS PER CONTRACT YEAR
                                     ON A NON-CUMULATIVE BASIS; OR
                                (B)  THE EXCESS OF THE ACCOUNT VALUE OVER
                                     PREMIUM PAID.


VL-ALPINE SAMPLE                    Page 4B                   PRINTED IN U.S.A.

                                    DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in this policy.

ACCOUNT:  any of the Sub-Accounts.

ACCOUNT VALUE:  the value of the Sub-Accounts and the Loan Account.

ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

ANNUITY UNIT: An accounting unit of measure used to calculate the amount of annuity payments under the variable annuity option.

ATTAINED AGE:  the Issue Age plus the number of fully completed Policy Years.

CASH SURRENDER VALUE:  the Cash Value less all Indebtedness.

CASH VALUE: the Account Value less any applicable Surrender Charges and tax charges due upon surrender.

COMPANY, WE, US, OUR:  the Company referred to on the first page of this policy.

DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured.

DEATH PROCEEDS:  the amount which We will pay upon the death of the Insured.

FACE AMOUNT: on the Policy Date, the Face Amount equals the Initial Face Amount. Thereafter it may change in accordance with the terms of the Partial Withdrawal provision.

FUNDS: the registered open end management investment companies in which the assets of the Separate Account may be invested.

INDEBTEDNESS: All monies owed to the Company from the Owner. This includes all outstanding loans on this policy, including any interest due or accrued, and due and unpaid monthly deduction amount and annual maintenance fee, arising during a Grace Period.

INITIAL FACE AMOUNT:  the amount shown on Page 3.

INSURED:  the person whose life is insured under this policy as shown on Page 3.

IN WRITING:  in a written form satisfactory to Us.

ISSUE AGE:  as of the Policy Date, the Insured's age on his/her last birthday.

LOAN ACCOUNT: an Account established for any amounts transferred from the Sub-Accounts as a result of loans. The Account is credited with interest and is not based on the experience of any Separate Account.

VL-ALPINE SAMPLE                    Page 5                    PRINTED IN U.S.A.

MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date except that whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed the next Valuation Day.

NET PREMIUM:  the premium payments less the applicable charges shown on Page 4A.

OWNER:  the Owner of the policy as shown on Page 3.

POLICY ANNIVERSARY: an anniversary of the Policy Date. Similarly, Policy Years are measured from the Policy Date.

POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined.

POLICY LOAN RATE:  the interest rate charged on policy loans.

PREMIUM TAX: the average amount of tax charged by a state or municipal entity on premium payments.

PRO-RATA BASIS: an allocation method based on the proportion of the Account Value in each Sub-Account.

SCHEDULED MATURITY DATE: the date, shown on Page 3, on which the policy will mature.

SEPARATE ACCOUNT: an Account established by Us to separate the assets funding the variable benefits for the class of contracts to which this policy belongs from the other assets of the Company. The assets in the Separate Account are not chargeable with liabilities arising out of any other business that We may conduct. The Separate Account and the Funds which are the underlying securities of the Separate Account are listed on Page 3.

SUB-ACCOUNTS: the subdivisions of the Separate Account. These are shown on Page 3.

VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

YOU, YOUR:  the Owner of the policy.

                                   DEATH BENEFIT

GENERAL
On any day the Death Benefit is the greater of:

(a)  the Face Amount on date of Insured's death; and
(b)  the Minimum Death Benefit described on the following page.


VL-ALPINE SAMPLE                    Page 6                    PRINTED IN U.S.A.

MINIMUM DEATH BENEFIT
To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the appropriate Attained Age percentage of the Account Value. The Minimum Death Benefit is the Account Value on the date of death multiplied by the applicable percent shown in the table of Minimum Death Benefit Percentages on Page 4.

DEATH PROCEEDS
The Death Proceeds are the amount which We will pay on the death of the Insured. This equals the Death Benefit less any Indebtedness.

                                      PREMIUMS

GENERAL
All premiums are payable either:

(a)  to Us at the address shown on the premium notice; or
(b) to Our authorized agent in exchange for a receipt signed by Our President or Secretary and countersigned by such agent.

Checks should be made payable to the Company.

INITIAL PREMIUM PAYMENTS
You will have the option of setting Your Initial Premium Guideline Percentage at 80%, 90%, or 100% of the Guideline Premium Limitation established by Federal tax law. The Initial Premium is due on the Policy Date. No insurance is effective until the Initial Premium is paid. The Initial Premium and the Initial Premium Guideline Percentage You chose are shown on Page 3.

SUBSEQUENT PREMIUM PAYMENTS
Subject to a $50 minimum, We will accept additional premiums at any time. The actual amount and frequency of any payments made will affect the Cash Value and the amount and duration of insurance provided by this policy. Any Subsequent Premium Payment that results in an increase in the Death Benefit will be accepted only after We approve evidence of insurability.

VL-ALPINE SAMPLE                    Page 7                    PRINTED IN U.S.A.

PREMIUM ALLOCATION
The Initial Net Premium will be allocated to the Money Market Sub-Account on the date We receive the premium, or the Policy Date if it occurs after the date We receive the premium.

The Accumulated Value in this Money Market Sub-Account will then be allocated to the Sub-Accounts, in whole percentages according to the premium allocation specified in the application, on the latest of:

(a)  45 days after the application is signed;
(b)  10 days after We receive the premium;
(c)  10 days after We mail You the Notice of Withdrawal Right; or
(d)  the date We receive the final requirement to put the policy in force.

Any additional Premiums, less any applicable charges, received by Us prior to such date will be allocated to the Money Market Sub-Account.

Upon written request, You may change the premium allocation. Subsequent Net Premiums will be allocated to the Sub-Accounts according to Your most recent instructions.

GRACE PERIOD
This policy will terminate 61 days after a Monthly Activity Date on which the Cash Surrender Value is less than zero. The 61-day period is the Grace Period. If sufficient premium is not paid by the end of the Grace Period, the policy will terminate without value. The Company will mail the Owner and any assignee written notice of the amount of premium that will be required to continue this policy in force at least 61 days before the end of the Grace Period. The premium required will be no greater than the amount required to pay three Monthly Deduction Amounts as of the day the Grace Period began. If that premium is not paid by the end of the Grace Period, this policy will terminate.

PREMIUM LIMITATION
If premiums are received which would cause the policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We will refund the excess premium payments. We will refund such premium payments and interest thereon within 60 days after the end of a Policy Year.

                                VALUATION PROVISIONS

SUB-ACCOUNT ACCUMULATION UNITS
Amounts allocated to Sub-Accounts are applied to provide Accumulation Units in each Sub-Account. The number of Accumulation Units credited to each Sub-Account is determined by dividing the amount allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account. The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described on the following page.

VL-ALPINE SAMPLE                    Page 8                    PRINTED IN U.S.A.

SUB-ACCOUNT ACCUMULATION UNIT VALUE
The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

EMERGENCY PROCEDURE
If a national stock exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all procedures which require valuation of the Sub-Accounts until valuation is possible. Any provision of this policy which specifies a Valuation Day will be superseded by the emergency procedure.

                           ACCOUNT VALUE, CASH VALUE, AND
                                CASH SURRENDER VALUE

GENERAL
Your Account Value on the Policy Date equals the Initial Net Premium less the Monthly Deduction Amount for the first policy month as described on Page 4A. On each subsequent Monthly Activity Date, Your Account Value equals:

(a)  the sum of Your Accumulated Values in the Sub-Accounts; plus
(b)  the value of Your Loan Account, if any; minus,
(c)  the appropriate Monthly Deduction Amount; minus
(d)  the Annual Maintenance Fee, if any.

On each Valuation Day (other than a Monthly Activity Date), Your Account Value equals:

(a)  the sum of Your Accumulated Values in the Sub-Accounts; plus
(b)  the value of Your Loan Account, if any.

ACCUMULATED VALUE - SUB-ACCOUNTS
Your Accumulated Value in any Sub-Account equals:

(a) the number of Your Accumulation Units in that Sub-Account on the Valuation Day; multiplied by
(b)  that Sub-Account's Accumulation Unit Value on the Valuation Day.

VL-ALPINE SAMPLE                    Page 9                    PRINTED IN U.S.A.

                           ACCOUNT VALUE, CASH VALUE, AND
                          CASH SURRENDER VALUE (CONTINUED)

CASH VALUE AND SURRENDER CHARGES
A Surrender Charge and a charge for unpaid tax charges, if applicable, will be subtracted from the Account Value to determine the Cash Value. These charges and the Policy Years during which they will be applied are shown on Page 4A.

CASH SURRENDER VALUE
Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any. Indebtedness includes all outstanding loans, including any interest due or accrued, Monthly Deduction Amount, and Annual Maintenance Fee, arising during a Grace Period.

                              MONTHLY DEDUCTION AMOUNT

GENERAL
The Monthly Deduction Amount equals:

(a)  the Cost of Insurance Charge; plus
(b)  the Administrative Charge; plus
(c)  the Mortality and Expense Risk Charge; plus
(d)  the tax charges, if applicable.

The Monthly Deduction Amount will be taken on a Pro-Rata Basis from the Sub-Accounts on each Monthly Activity Date.

COST OF INSURANCE CHARGE
The Maximum Cost of Insurance charge for any Monthly Activity Date is equal to:

(a) the Maximum Cost of Insurance rate per $1,000 shown on Page 4; multiplied by
(b)  the coverage amount; divided by
(c)  $1,000.

On any Monthly Activity Date the coverage amount equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount.

We can use Cost of Insurance Charges that are lower than the Maximum Cost of Insurance Rates shown on Page 4. Charges will be determined based on Our expectation as to future experience. Any change We make will be on a uniform basis for Insureds for the same Issue Age, sex, premium band, and insurance class and whose coverage has been in force for the same length of time. No change in insurance class or cost will occur on account of deterioration of the Insured's health.

ADMINISTRATIVE CHARGE
The Administrative Charge for any Monthly Activity Date is equal to:

(a)  the Administration Annual Rate divided by 12; multiplied by
(b) the sum of Your Accumulated Values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

The Administration Annual Rate is that shown on Page 4A.

VL-ALPINE SAMPLE                    Page 10                   PRINTED IN U.S.A.

MORTALITY AND EXPENSE RISK CHARGE
The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to:

(a)  the Mortality and Expense Risk Annual Rate divided by 12; multiplied by
(b) the sum of Your Accumulated Values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

The Mortality and Expense Risk Annual Rate is that shown on Page 4A.

TAX EXPENSE CHARGES
At the time that You applied for this policy, You elected to pay the Federal and Premium Tax Charges either as a one time payment or amortized over ten years.

If you elected to make a one time payment, the charges will be deducted from Your premium payment(s) upon receipt by Us. The charges, which are a percentage of Your premium payment(s), appear on Page 4A under Deductions From Premium Payments.

If You elected to pay amortized charges, those charges will be deducted from Your Account Value. The charges, which are a percentage of Your Account Value, appear on Page 4A under Deductions From Account Value. Deductions will be made on each Monthly Activity Date occurring during the first ten years of the Policy and are equal to:

(a)  the Federal and PremiumTax Rates divided by 12; multiplied by
(b) the Account Value on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

If you surrender this policy in full within nine years of the Policy Date, any Premium Tax due and unpaid will be deducted from Your Cash Value at surrender.

                               ANNUAL MAINTENANCE FEE

An Annual Maintenance Fee shown on Page 4A will be taken on a Pro-Rata Basis from the Sub-Accounts if applicable on each Policy Anniversary.

                                     TRANSFERS

AMOUNT AND FREQUENCY OF TRANSFERS
Upon request and as long as this policy is in effect, You may transfer amounts among the Sub-Accounts. However, We reserve the right to limit the number of transfers to no more frequently than 12 per Policy Year with no two transfers being made on consecutive valuations days. Subject to the following paragraph, any such limitations will apply to all Owners.

VL-ALPINE SAMPLE                    Page 11                   PRINTED IN U.S.A.

The right to reallocate Account Values between the Accounts is subject to modification if the Company determines, in its sole opinion, that the exercise of that right by one or more Owners is, or would be, to the disadvantage of other Owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts and could include, but not be limited to, the requirement of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Owner, or limiting the dollar amount that may be transferred between the Sub-Accounts by a Owner at any one time. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by the Company to be to the disadvantage of other Owners.

TRANSFERS TO OR FROM SUB-ACCOUNTS
In the event of a transfer from a Sub-Account, the number of Accumulation Units credited to the Sub-Account from which the transfer is made will be reduced. The reduction will be determined by dividing:

1.   the amount transferred; by
2. the Accumulation Unit Value for that Sub-Account as of the next Valuation Day after We receive Your request for transfer In Writing.

In the event of a transfer to a Sub-Account, We will increase the number of Accumulation Units credited to that Sub-Account. The increase will equal:

1.   the amount transferred; divided by
2. the Accumulation Unit Value for that Sub-Account as of the next Valuation Day after We receive Your request for transfer In Writing.

                           TERMINATION AND MATURITY DATE

TERMINATION
The policy will terminate upon the earliest of the following events:

(a)  Maturity Date of the policy; or
(b)  full surrender of the policy; or
(c)  the end of the Grace Period; or
(d)  the death of the Insured.

MATURITY DATE
No insurance coverage will be effective on or after the Maturity Date. Any Cash Surrender Value as of the Maturity Date will be paid to You.

VL-ALPINE SAMPLE                    Page 12                   PRINTED IN U.S.A.

                                   REINSTATEMENT

Prior to the death of the Insured, and unless this policy has been surrendered for cash, this policy may be reinstated prior to the Maturity Date provided:

(a)  You make Your request within five years;
(b)  satisfactory evidence of insurability is submitted;
(c)  any policy loan is repaid or reinstated; and
(d)  sufficient premium must be paid to:
     (i) cover all Monthly Deduction Amounts and Annual Maintenance Fee that are due and unpaid during the Grace Period, and
     (ii) keep the policy in force for three months after the date of reinstatement.

The Face Amount of the reinstated policy cannot exceed the Face Amount at the time of lapse. The Account Value on the reinstatement date will equal:

(a)  the Cash Value at the time of termination; plus
(b)  Net Premiums attributable to premiums paid at the time of reinstatement;
     minus
(c) the Monthly Deduction Amounts that were due and unpaid during the Grace Period; plus
(d)  the Surrender Charge at the time of reinstatement.

The Surrender Charges will be based on the number of policy years from the original Policy Date.

Upon reinstatement, any Indebtedness at the time of termination must be repaid or carried over to the reinstated policy.

                                   FULL SURRENDER

You may terminate this policy at any time before the Maturity Date by submitting a request to Us In Writing. We will pay You the Cash Surrender Value at the time of surrender, which includes any applicable tax charges not previously deducted, and Our liability under this policy will cease.

The amount You will receive will be the Account Value less:

(a)  any Indebtedness;
(b)  any applicable due and unpaid tax charges as specified on Page 4A; and
(c)  any applicable Surrender Charge as specified on Page 4A.

                   PARTIAL SURRENDERS, ANNUAL WITHDRAWAL AMOUNT,
                               AND SURRENDER CHARGES

PARTIAL SURRENDERS
You may request, In Writing, a partial surrender of Cash Surrender Values at any time before the Maturity Date provided the Cash Surrender Value remaining after the surrender is at least equal to Our minimum premium amount rules then in effect. If the remaining Cash Surrender Value following such surrender is less than Our minimum premium amount rules, We will terminate the policy and pay the Cash Surrender Value. Unless specified otherwise, the partial surrender amount will be deducted on a Pro-Rata Basis from the Sub-Accounts. The Face Amount of the policy will be reduced proportional to the reduction in Account Value due to the partial surrender. For Federal Tax purposes, any surrenders will be deemed to be first from earnings, to the extent that they exist, and then from the premium payments.

VL-ALPINE SAMPLE                    Page 13                   PRINTED IN U.S.A.

                   PARTIAL SURRENDERS, ANNUAL WITHDRAWAL AMOUNT,
                         AND SURRENDER CHARGES (CONTINUED)

ANNUAL WITHDRAWAL AMOUNT
Surrender Charges applicable to this policy are described on Page 4A. However, on a noncumulative basis, You may make partial surrenders during any Policy Year up to the Annual Withdrawal Amount shown on Page 4B. Surrender Charges will not be assessed against such amounts. Surrender of the Account Values in excess of the above and additional surrenders made in any Policy Year will be subject to the Surrender Charge, as described on Page 4A, if applicable.

SURRENDER CHARGES
Subject to the Annual Withdrawal Amount, surrenders of Account Values attributable to premium payments may be subject to a Surrender Charge ("charge"), and the due and unpaid tax charges.

For Surrender Charge purposes, during the first ten policy years, all surrenders will be first from premium payments and then from earnings. If an amount equal to all premium payments has been surrendered, a charge will not be assessed against the surrender of the remaining Account Value.

After the ninth Policy Year, all surrenders will be free of Surrender Charges and due and unpaid tax charges. Only the Annual Maintenance Fee will be charged.

No Surrender Charges will be assessed in the event the policy terminates due to the death of the Insured, or upon the exercise of the Annual Withdrawal Amount.

                                    POLICY LOANS

GENERAL
At any time while this policy is in force, You may borrow against this policy by assigning it to Us as sole security.

LOAN AMOUNTS
Any new loan taken may not exceed 90% of the Cash Value less 100% of existing loans, if any, on the date We grant a loan. Loan amounts will be subject to a minimum of $25.00. Before advancing the loan amount, We may withhold an amount sufficient to pay interest on total loans to the end of the Policy Year and any Monthly Deduction Amounts due on or before the next Policy Anniversary. All loan amounts will be transferred from the Sub-Accounts to the Loan Account. Unless You specify otherwise, the amounts will be transferred on a Pro-Rata Basis.

If total loans equals or exceeds the Cash Value, this policy will terminate 61 days after We have mailed notice to Your last known address and that of any assignee of record. If sufficient loan repayment is not made by the end of this Grace Period, the policy will end without value.

CREDITED INTEREST
Except for Preferred Loans described below, the Loan Account will be credited with interest at a rate equal to the Policy Loan Rate applicable to that Indebtedness, minus 2%.

VL-ALPINE SAMPLE                    Page 14                   PRINTED IN U.S.A.

PREFERRED LOAN
If the Cash Value exceeds the total of all premiums paid since issue, a Preferred Loan is available. The amount available for a Preferred Loan is the amount by which the Cash Value exceeds total premiums paid. The amount of the Loan Account which equals a Preferred Loan will be credited with interest at a rate equal to the Policy Loan Rate. The amount of loans that qualifies as a Preferred Loan is determined on each Monthly Activity Date.

LOAN REPAYMENTS
All or part of a loan may be repaid at any time that:

(a)  the policy is in force; and
(b)  the Insured is alive.

However, each payment must be at least $50 or 100% of the outstanding loan balance.

The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Sub-Accounts in the same percentage as premiums are allocated.

LOAN INTEREST
Loan interest will accrue daily by a rate not to exceed the Policy Loan Interest Rate shown on Page 4. The difference between the value of the Loan Account and the Indebtedness will be transferred on a Pro-Rata Basis from the Sub-Accounts to the Loan Account on each Monthly Activity Date.

                                   PAYMENTS BY US

GENERAL
We will pay Death Proceeds, Cash Surrender Values, partial surrenders, and loan amounts attributable to the Sub-Accounts within seven days after We receive all the information needed to process the payment unless:

(a) the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or
(b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or
(c)  the SEC, by order, permits postponement for the protection of policy
     Owners.

                                      TAXATION

We do not expect to incur any federal, state, or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is currently being made to the Separate Account for federal, state, or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the policy in the future.

VL-ALPINE SAMPLE                    Page 15                   PRINTED IN U.S.A.

                                    THE CONTRACT

ENTIRE CONTRACT
The entire contract consists of this policy and the application, a copy of which is attached. The contract is made in consideration of the application and the payment of the Initial Premium. We will not use any statement to cancel this policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud, be deemed representations and not warranties.

MODIFICATION
The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries, or Assistant Secretaries.

NON-PARTICIPATION
This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.

MISSTATEMENT OF AGE AND/OR SEX
On the date of death of the Insured, the Death Benefit will be reduced or increased by the difference between the Death Benefit at the misstated age and/or sex of the Insured and the Death Benefit that would have been provided by the last Cost of Insurance Charge at the correct age and/or sex of the Insured, if:

(a)  the age of the Insured is misstated; or
(b)  the sex of an Insured is misstated.

SUICIDE
If, within two years from the Date of Issue, the Insured dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and less any partial surrenders.

If, within two years from the effective date of any increase the Face Amount for which evidence of insurability was obtained, the Insured dies by suicide, while sane or insane, Our liability with respect to the increase in the Face Amount will be limited to the additional premium paid which increased the Face Amount.

INCONTESTABILITY
We cannot contest this policy after it has been in force, during the Insured's lifetime, for two years from its Date of Issue.

Any increase in the Face Amount for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for two years from the effective date of the increase.

SEPARATE ACCOUNTS
We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our general Account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life insurance contracts supported by that Separate Account. The assets of a Fund will be valued at least as often as any contract benefits vary, but at least monthly. Our determination of the value of an Accumulation Unit by the method described in this policy will be conclusive. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the state where this policy is issued for delivery.

VL-ALPINE SAMPLE                    Page 16                   PRINTED IN U.S.A.

REPORTS TO THE OWNER
We will send You a report at least once each Policy Year showing:

(a)  the current Account Value, Cash Value, and Face Amount;
(b) the premiums paid, Monthly Deduction Amounts, and loans since the last report;
(c)  the amount of any Indebtedness;
(d)  notifications required by the provisions of this policy; and
(e) any other information required by the Insurance Department of the state where this policy was delivered.

We will send You any shareholder reports of the Funds and any other notices, reports, or documents required by law.

                             OWNERSHIP AND BENEFICIARY

CHANGE OF OWNER OR BENEFICIARY
The Owner and Beneficiary will be those named in the application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not the Insured is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

ASSIGNMENT
You may assign this policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

VOTING RIGHTS
The Company shall notify the Owner of any Fund shareholders meeting at which the shares held for the Owner's Account may be voted and shall also send proxy materials and a form of instruction by means of which the Owner can instruct the Company with respect to the voting of the shares held for the Owner's Account. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from Owners. The Company will vote the Fund shares held by it in accordance with the instructions received from the Owners having the right to give voting instructions. If an Owner desires to attend any meeting which shares held for the Owner's benefit may be voted, the Owner may request the Company to furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Owner's Account.

In the event that the Owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, the Company will vote the Fund shares in this proportionate manner which are held by the Company for its own Account.

SUBSTITUTION
The Company reserves the right to substitute the shares of another registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account provided that the substitution has been approved by the Securities and Exchange Commission.

VL-ALPINE SAMPLE                    Page 17                   PRINTED IN U.S.A.

CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
At the Company's election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of the Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Account requires an order by the Securities and Exchange Commission.

OWNER'S RIGHTS
While the Insured is alive and no Beneficiary is irrevocably named, You may:

(a) exercise all the rights and options that this policy provides or that We permit;
(b)  assign this policy; and
(c)  agree with Us to any change to this policy.

NO NAMED BENEFICIARY
If no named Beneficiary survives the Insured, then, unless this policy provides otherwise:

(a)  You will be the Beneficiary; or
(b)  if You are the Insured, Your estate will be the Beneficiary.

                                  EXCHANGE OPTION

If this policy is in effect, You may exchange it any time during the 24 months following its Date of Issue for a permanent life insurance contract offered by Us on the life of the Insured without evidence of insurability.

The new policy will be issued by Us:

1. with an amount at risk which equals or is less than the amount at risk in effect on the Exchange Date;
2.   with premiums based on the same risk classification as this policy.

This exchange is subject to adjustments in payments and Account Values to reflect variances, if any, in the payments and Account Values under this policy and the new policy.

                             INCOME SETTLEMENT OPTIONS

GENERAL
The Cash Surrender Value or the Death Proceeds may be paid in a lump sum or may be applied to one of the following payment options. The minimum amount that may be placed under a payment option is $5,000, unless We consent to a lesser amount. Under Options 2, 3, and 4, no surrender or partial withdrawals are permitted after payments commence. Full surrenders or partial withdrawals may be made from Options 1 or 6. Only a full surrender is allowed from Option 5.

VL-ALPINE SAMPLE                    Page 18                   PRINTED IN U.S.A.

We will pay interest of at least 3 1/2% per year on the Death Proceeds from the date of the Insured's death to the date payment is made or an Income Settlement Option is elected. At such time the proceeds are not subject to the investment experience of a Separate Account.

If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

The following options are available:

OPTION 1:  INTEREST INCOME
This option offers payments of interest, at the rates We declare, on the amount applied under this option. The interest rate will never be less than 3 1/2% per year.

OPTION 2:  LIFE ANNUITY
A life annuity is an annuity payable during the lifetime of the payee and terminating with the last payment preceding the death of the payee. This option offers the largest payment amount of any of the life annuity options since there is no guarantee of a minimum number of payments nor a provision for a Death Benefit payable to a Beneficiary.

It would be possible under this option for a payee to receive only one annuity payment if he died prior to the due date of the second annuity payment, two if he or she died before the date of the third annuity payment, etc.

OPTION 3:  LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS CERTAIN
This annuity option is an annuity payable monthly during the lifetime of the payee with the provision that payments will be made for a minimum of 120, 180, or 240 months, as elected. If, at the death of the payee, payments have been made for less than the minimum elected number of months, then the present value as of the date of the payee's death, of any remaining guaranteed payments will be paid in one sum to the Beneficiaries designated unless other provisions have been made and approved by Us.

OPTION 4:  JOINT AND LAST SURVIVOR ANNUITY
An annuity payable monthly during the joint lifetime of the payee and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. Based on the options currently offered by Us, the payee may elect that the payment to the survivor be less than the payment made during the joint lifetime of the payee and a designated second person.

It would be possible under this option for a payee and designated second person to receive only one payment in the event of the common or simultaneous death of the parties prior to the due date for the second payment and so on.

OPTION 5:  PAYMENTS FOR A DESIGNATED PERIOD
An amount payable monthly for the number of years selected which may be from 5 to 30 years. Under this option, You may, at any time, request a full surrender and receive, within seven days, the Cash Surrender Value.

VL-ALPINE SAMPLE                    Page 19                   PRINTED IN U.S.A.

In the event of the payee's death prior to the end of the designated period, the present value as of the date of the payee's death, of any remaining guaranteed payments will be paid in one sum to the Beneficiary or Beneficiaries designated unless other provisions have been made and approved by Us.

Option 5 is an option that does not involve life contingencies.

OPTION 6:  DEATH PROCEEDS REMAINING WITH THE COMPANY
Proceeds from the Death Benefit may be left with the Company. These proceeds will remain in the Sub-Accounts to which they were allocated at the time of death unless the Beneficiary elects to reallocate them. Full or partial withdrawals may be made at any time.

ALLOCATION OF ANNUITY
If an annuity option is effected, unless otherwise specified, the Cash Surrender Value or Death Proceeds held in the Sub-Accounts will be applied to provide a variable annuity based on the Pro-Rata amount in the various Sub-Accounts.
Fixed annuity options are also available.

VARIABLE ANNUITY AND FIXED DOLLAR ANNUITY
VARIABLE ANNUITY - A variable annuity is an annuity with payments increasing or decreasing in amount in accordance with the net investment results of the Sub-Accounts. After the first monthly payment for a variable annuity has been determined by using the appropriate Variable Payment Annuity Tables, a number of Sub-Account Annuity Units is determined by dividing that first monthly payment by the appropriate Sub-Account Annuity Unit value on the effective date of the annuity payments. The Annuity Unit value for each Sub-Account will depend on the investment experience of the applicable Funds.

Once variable annuity payments have begun, the number of Annuity Units remains fixed with respect to a particular Sub-Account. If the Owner elects that continuing annuity payments be based on a different Sub-Account, the number will change effective with that election but will remain fixed in number following such election.

The dollar amount of the second and subsequent variable annuity payments is not predetermined and may increase or decrease from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Sub-Account Annuity Units by the Sub-Account Annuity Unit value. The Sub-Account Annuity Unit value will be determined no earlier than the fifth Valuation Day preceding the date the annuity payment is due.

FIXED DOLLAR ANNUITY - A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Fixed annuity payments are determined by multiplying the amount applied to the annuity by a rate to be determined by Us which is not less than the rate specified in the Fixed Payment Annuity Tables. The annuity payment will remain level for the duration of the annuity.

DESCRIPTION OF TABLES
The attached tables show the minimum dollar amount of the first monthly payments for each $1,000 applied under the options. Under Option 2 and 3, the amount of each payment will depend upon the age and sex of the payee at the time the first payment is due. Under Option 4, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

VL-ALPINE SAMPLE                    Page 20                   PRINTED IN U.S.A.

The variable payment annuity tables for Options 2, 3, and 4 are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and an interest rate of 5% per year. The table for Option 5 is based on an interest rate of 5% per year.

The fixed annuity payment tables for Options 2, 3, and 4 are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and an interest rate of 3% per year. The table for Option 5 is based on an interest rate of 3% per year.

The annuity tables for the Second through Fourth Options are age dependent. If the first annuity payment is made before the year 2000, the amount of that payment will be based on the Annuitant's then attained age (i.e., age as of last birthday). For annuity payments beginning in the year 2000 or later, the amount of the first payment will be based on an age a specified number of years younger than the Annuitant's then attained age. The age setback is as follows:

                   DATE OF FIRST PAYMENT         AGE SETBACK
                        2000 - 2009                1 year
                        2010 - 2019                3 years
                        2010 - 2029                4 years
                        2030 - 2039                5 years
                        2040 or later              6 years


VL-ALPINE SAMPLE                    Page 21                   PRINTED IN U.S.A.

                          VARIABLE PAYMENT ANNUITY TABLES
                          AMOUNT OF FIRST MONTHLY PAYMENT
                             FOR EACH $1,000 APPLIED TO
                             VARIABLE PAYMENT ANNUITIES
Second and subsequent annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to fixed dollar amount.

SINGLE LIFE ANNUITIES

                     MALE PAYEE                     FEMALE PAYEE
            MONTHLY PAYMENTS GUARANTEED     MONTHLY PAYMENTS GUARANTEED
    AGE    NONE     120      180    240    NONE     120     180     240
    35     $4.68   $4.67    $4.66  $4.64   $4.52   $4.52   $4.51   $4.50
    40      4.86    4.85     4.82   4.79    4.65    4.65    4.64    4.62
    45      5.10    5.07     5.03   4.97    4.83    4.82    4.80    4.77
    50      5.41    5.35     5.28   5.20    5.06    5.04    5.01    4.97
    51      5.48    5.41     5.34   5.24    5.12    5.09    5.06    5.01
    52      5.55    5.48     5.40   5.30    5.17    5.14    5.11    5.05
    53      5.63    5.55     5.46   5.35    5.23    5.20    5.16    5.10
    54      5.71    5.63     5.53   5.40    5.30    5.26    5.22    5.15
    55      5.80    5.70     5.60   5.45    5.37    5.33    5.28    5.20
    56      5.89    5.79     5.67   5.51    5.44    5.40    5.34    5.26
    57      5.99    5.88     5.74   5.57    5.52    5.47    5.40    5.31
    58      6.10    5.97     5.82   5.62    5.60    5.54    5.47    5.37
    59      6.21    6.07     5.90   5.68    5.69    5.62    5.54    5.43
    60      6.33    6.17     5.98   5.74    5.79    5.71    5.62    5.49
    61      6.46    6.28     6.07   5.80    5.89    5.80    5.70    5.55
    62      6.60    6.40     6.16   5.86    6.00    5.90    5.78    5.61
    63      6.75    6.52     6.25   5.91    6.11    6.00    5.86    5.67
    64      6.91    6.64     6.34   5.97    6.23    6.11    5.95    5.74
    65      7.09    6.78     6.43   6.02    6.37    6.22    6.04    5.80
    66      7.27    6.91     6.52   6.08    6.51    6.34    6.14    5.87
    67      7.47    7.06     6.62   6.12    6.66    6.47    6.24    5.93
    68      7.68    7.21     6.71   6.17    6.82    6.60    6.34    5.99
    69      7.91    7.36     6.81   6.22    7.00    6.74    6.44    6.05
    70      8.15    7.52     6.90   6.26    7.19    6.89    6.54    6.11
    75      9.65    8.35     7.30   6.41    8.41    7.74    7.06    6.34
    80     11.78    9.16     7.59   6.48   10.24    8.70    7.46    6.46
    85     14.73    9.80     7.74   6.51   13.00    9.55    7.69    6.50
    90     18.62   10.21     7.80   6.51   17.00   10.10    7.79    6.51

JOINT AND LAST SURVIVOR ANNUITY

  AGE OF                                              AGE OF FEMALE PAYEE
   MALE
   PAYEE    35        40        45        50         55        60        65        70        75        80         85        90
    35    $4.38     $4.42     $4.47     $4.52      $4.56     $4.59     $4.62     $4.64     $4.65     $4.66      $4.67     $4.68
    40     4.41      4.47      4.54      4.60       4.66      4.71      4.75      4.79      4.81      4.83       4.85      4.85
    45     4.43      4.51      4.60      4.68       4.77      4.85      4.91      4.97      5.01      5.05       5.07      5.08
    50     4.45      4.55      4.65      4.76       4.88      5.00      5.10      5.19      5.26      5.31       5.35      5.37
    55     4.47      4.57      4.70      4.84       4.99      5.15      5.30      5.44      5.56      5.65       5.71      5.75
    60     4.49      4.60      4.73      4.90       5.09      5.30      5.52      5.73      5.92      6.07       6.17      6.24
    65     4.50      4.61      4.76      4.95       5.17      5.43      5.73      6.04      6.34      6.59       6.79      6.91
    70     4.50      4.63      4.78      4.98       5.23      5.54      5.92      6.34      6.79      7.21       7.55      7.80
    75     4.51      4.64      4.80      5.01       5.28      5.63      6.07      6.60      7.22      7.87       8.46      8.91
    80     4.51      4.64      4.81      5.03       5.31      5.69      6.18      6.81      7.60      8.52       9.45      10.24
    85     4.52      4.65      4.82      5.04       5.34      5.73      6.25      6.96      7.89      9.07       10.40     11.67
    90     4.52      4.65      4.82      5.05       5.35      5.75      6.30      7.05      8.09      9.49       11.21     13.03

PAYMENTS FOR A DESIGNATED PERIOD

          AMOUNT OF         AMOUNT OF         AMOUNT OF         AMOUNT OF         AMOUNT OF         AMOUNT OF
  NO. OF   MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY
  YEARS    PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS
    5      $18.74      10    $10.51      15    $7.82       20    $6.51       25    $5.76       30    $5.28
    6       15.99      11     9.77       16     7.49       21     6.33       26     5.65
    7       14.02      12     9.16       17     7.20       22     6.17       27     5.54
    8       12.56      13     8.64       18     6.94       23     6.02       28     5.45
    9       11.42      14     8.20       19     6.71       24     5.88       29     5.36

The monthly payment for any combination of ages not shown will be quoted upon request.

VL-ALPINE SAMPLE                    Page 22                   PRINTED IN U.S.A.

                           FIXED PAYMENT ANNUITY TABLES
                            AMOUNT OF MONTHLY PAYMENTS
                            FOR EACH $1,000 APPLIED TO
                             FIXED PAYMENT ANNUITIES

Payments are fixed and are guaranteed as to fixed dollar amount.

SINGLE LIFE ANNUITIES

                     MALE PAYEE                     FEMALE PAYEE
            MONTHLY PAYMENTS GUARANTEED     MONTHLY PAYMENTS GUARANTEED
    AGE    NONE     120      180    240    NONE     120     180     240
    35     $3.41   $3.40    $3.39   $3.38  $3.23   $3.23   $3.22   $3.22
    40      3.61    3.60     3.58    3.56   3.39    3.38    3.38    3.37
    45      3.87    3.85     3.82    3.77   3.59    3.58    3.57    3.55
    50      4.19    4.15     4.10    4.03   3.84    3.83    3.81    3.77
    51      4.27    4.22     4.17    4.08   3.90    3.89    3.86    3.82
    52      4.34    4.29     4.23    4.14   3.97    3.95    3.92    3.88
    53      4.43    4.37     4.30    4.20   4.03    4.01    3.98    3.93
    54      4.51    4.45     4.37    4.26   4.10    4.08    4.04    3.99
    55      4.60    4.54     4.45    4.32   4.18    4.15    4.11    4.04
    56      4.70    4.62     4.53    4.39   4.25    4.22    4.18    4.11
    57      4.80    4.72     4.61    4.45   4.34    4.30    4.25    4.17
    58      4.91    4.82     4.69    4.51   4.42    4.38    4.32    4.23
    59      5.03    4.92     4.78    4.58   4.52    4.47    4.40    4.30
    60      5.15    5.03     4.87    4.64   4.61    4.56    4.48    4.37
    61      5.28    5.14     4.96    4.71   4.72    4.66    4.57    4.44
    62      5.42    5.26     5.06    4.78   4.83    4.76    4.66    4.51
    63      5.57    5.39     5.16    4.84   4.95    4.86    4.75    4.58
    64      5.74    5.52     5.26    4.90   5.07    4.98    4.85    4.65
    65      5.91    5.66     5.36    4.96   5.21    5.10    4.95    4.72
    66      6.10    5.81     5.46    5.02   5.35    5.22    5.05    4.79
    67      6.29    5.96     5.56    5.08   5.51    5.36    5.16    4.86
    68      6.50    6.11     5.66    5.13   5.67    5.50    5.26    4.93
    69      6.73    6.28     5.76    5.18   5.85    5.65    5.37    5.00
    70      6.97    6.44     5.86    5.23   6.04    5.80    5.49    5.06
    75      8.45    7.32     6.31    5.40   7.26    6.69    6.04    5.32
    80     10.55    8.17     6.62    5.48   9.07    7.69    6.48    5.45

JOINT AND LAST SURVIVOR ANNUITY

  AGE OF                                              AGE OF FEMALE PAYEE
   MALE
   PAYEE    35        40        45        50         55        60        65        70        75        80
   35     $3.07     $3.14     $3.20     $3.25      $3.30     $3.33     $3.35     $3.37     $3.39     $3.40
   40      3.11      3.20      3.28      3.36       3.42      3.48      3.52      3.55      3.57      3.59
   45      3.15      3.25      3.36      3.46       3.56      3.64      3.71      3.76      3.80      3.83
   50      3.17      3.29      3.42      3.56       3.69      3.82      3.92      4.01      4.08      4.12
   55      3.19      3.32      3.47      3.64       3.81      3.99      4.16      4.29      4.40      4.48
   60      3.20      3.34      3.51      3.70       3.92      4.15      4.39      4.61      4.79      4.93
   65      3.21      3.36      3.54      3.75       4.00      4.29      4.61      4.94      5.24      5.48
   70      3.22      3.37      3.56      3.78       4.06      4.40      4.80      5.25      5.70      6.12
   75      3.22      3.38      3.57      3.81       4.11      4.48      4.95      5.51      6.15      6.80
   80      3.23      3.38      3.58      3.82       4.14      4.54      5.05      5.71      6.52      7.45

PAYMENTS FOR A DESIGNATED PERIOD

          AMOUNT OF         AMOUNT OF         AMOUNT OF         AMOUNT OF         AMOUNT OF         AMOUNT OF
  NO. OF   MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY   NO. OF  MONTHLY
  YEARS    PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS  YEARS   PAYMENTS
    5      $17.91      10    $9.61       15    $6.87       20    $5.51       25    $4.71       30    $4.18
    6       15.14      11     8.86       16     6.53       21     5.32       26     4.59
    7       13.16      12     8.24       17     6.23       22     5.15       27     4.47
    8       11.68      13     7.71       18     5.96       23     4.99       28     4.37
    9       10.53      14     7.26       19     5.73       24     4.84       29     4.27


The monthly payment for any combination of ages not shown will be quoted upon request.

VL-ALPINE SAMPLE                    Page 23                   PRINTED IN U.S.A.

                           ALPINE LIFE INSURANCE COMPANY
                         HARTFORD, CONNECTICUT  06104-2999





                          MODIFIED SINGLE PREMIUM VARIABLE
                               LIFE INSURANCE POLICY








VL-ALPINE SAMPLE                                          PRINTED IN U.S.A.